WACHOVIA SECURITIES
[GRAPHIC OMITTED]                  FREE WRITING PROSPECTUS, DATED APRIL 14, 2006
                                                      FILED PURSUANT TO RULE 433
                                            AMENDING THE FREE WRITING PROSPECTUS
                                    FILED ON APRIL 13, 2006 PURSUANT TO RULE 433
                                         (REGISTRATION STATEMENT NO. 333-130089)

                             FINAL SUMMARY OF TERMS
--------------------------------------------------------------------------------
                  HARTFORD LIFE GLOBAL FUNDING TRUST EXTENDIBLE
                   $300 MILLION - 2 YEAR INITIAL, 5 YEAR FINAL

------------------------------------ ------------------------------------------

ISSUER:                              Hartford Life Global Funding Trust 2006-043

ISSUE RATINGS:                       Aa3 / AA- / AA (stable / stable / stable)

PAR AMOUNT:                          $300,000,000

SETTLEMENT DATE:                     April 21, 2006 (T + 5)

INITIAL MATURITY DATE:               April 15, 2008

FINAL MATURITY DATE:                 April 15, 2011

INDEX:                               Three Month Libor

SPREAD:                              From original issue date to but excluding April 15, 2008: 3ML + 0.02%
                                     From and including April 15, 2008 to but excluding April 15, 2009: 3ML + 0.03%
                                     From and including April 15, 2009 to but excluding April 15, 2010: 3ML + 0.04%
                                     From and including April 15, 2010 to but excluding April 15, 2011: 3ML + 0.05%

INTEREST PAYMENT DATES:              The 15th day of each January, April, July, and October, commencing July 15, 2006, subject to adjustment in accordance with the business day convention.  The final interest payment date for any notes maturing prior to the final maturity date will be the relevant maturity date, and interest for the final interest period will accrue from and including the interest payment date in the quarter immediately preceding such relevant maturity date to but excluding the maturity date.

INTEREST DETERMINATION DATES:        Two London banking days prior to each interest reset date.

ELECTION DATES:                      The holder of the notes may elect to extend the maturity of all or any portion of the principal amount of the notes during the notice period relating to each election date.  An election period will be the 6 business days immediately preceding the related election date.
                                     A holder's election to extend the maturity of any note will cause the maturity of those notes to be extended to the 15th day of the calendar month which is three calendar months after (1)
                                     the initial maturity date (in the case of the initial extension) or (2) any later date to which the maturity date of the notes have previously been extended.  In no event may the maturity of any note be extended beyond April 15, 2011, the final maturity date. The election dates will take place quarterly, commencing on July 15, 2006 subject to adjustment in accordance with the business day convention.  If the holder of the note does not make a timely and proper election to extend the maturity of all or any portion of the principal amount of the notes, the principal amount of the notes for which no such election has been made will be due and payable on the then-current maturity date.  The principal amount of the notes for which such election is not exercised will be represented by substitute notes issued as of such election date.  The substitute notes so issued will have the same terms as the original notes, except that they will not be extendible, they will have a different CUSIP number and their non-extendible maturity date will remain the then current maturity date.

INITIAL INTEREST RESET DATE:         July 15, 2006 subject to adjustment in accordance with the business day convention

PRICE TO PUBLIC:                     100.000%

PRICE TO ISSUER:                     99.950%

PROCEEDS TO ISSUER:                  $299,850,000

DENOMINATIONS:                       $1,000 and integral multiples thereof

DAY COUNT CONVENTION:                ACT/360

BUSINESS DAYS:                       New York and London
--------------------------------------------------------------------------------

WACHOVIA SECURITIES
[GRAPHIC OMITTED]                  FREE WRITING PROSPECTUS, DATED APRIL 14, 2006
                                                      FILED PURSUANT TO RULE 433
                                            AMENDING THE FREE WRITING PROSPECTUS
                                    FILED ON APRIL 13, 2006 PURSUANT TO RULE 433
                                         (REGISTRATION STATEMENT NO. 333-130089)

                             FINAL SUMMARY OF TERMS
--------------------------------------------------------------------------------
BUSINESS DAY CONVENTION:             Modified Following

CUSIP:                               41659 EEX 1

CLEARANCE:                           DTC

SOLE LEAD MANAGER:                   Wachovia Capital Markets, LLC
------------------------------------ -------------------------------------------

Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries. A registration statement with respect to this offering has been filed with the SEC. Before investing you should read the prospectus and other documents the issuer has filed with the SEC. You may obtain these documents from your sales rep by calling 1-800-326-5897 or by visiting WWW.SEC.GOV.